Exhibit 10.53

Execution Version

ASSIGNMENT, ASSUMPTION, CONSENT AND RELEASE AGREEMENT

This ASSIGNMENT, ASSUMPTION, CONSENT AND RELEASE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of March, 2007 (the “Assignment Date”), by and among Cheniere LNG O&M Services, L.P., a Delaware limited partnership (the “Assignor”), Cheniere Energy Partners GP, LLC, a Delaware limited liability company (the “Assignee”) and Sabine Pass LNG, L.P. (the “Owner”). All capitalized terms used in this Agreement but not defined herein have the meanings ascribed to them in the O&M Agreement (as defined below).

RECITALS

WHEREAS, the Assignor and the Owner have entered into that certain Operation and Maintenance Agreement, dated February 25, 2005 (the “O&M Agreement”), pursuant to which the Owner contracted with the Assignor for operation and maintenance services to be provided at the Sabine Pass LNG Terminal, the Owner’s facilities for the receipt, storage and regasification, and send-out of natural gas, located in Cameron Parish, Louisiana;

WHEREAS, after the execution of the O&M Agreement, the Assignee was formed to serve as the general partner of Cheniere Energy Partners, L.P., the indirect parent of the Owner;

WHEREAS, the Assignor desires to assign to the Assignee all of the Assignor’s rights, title and interests in, to and under the O&M Agreement;

WHEREAS, pursuant to Article XV of the O&M Agreement, Assignor is required to obtain a prior written consent of the Owner and any requisite Governmental Approval with respect to the assignment and acceptance of the O&M Agreement; and

WHEREAS, the Assignee desires to assume the duties and obligations of the Assignor under the O&M Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth herein, the parties hereto hereby agree as follows:

1. Assignment of O&M Agreement. Assignor hereby conveys and assigns to Assignee, its successors and assigns, all of its rights, title and interests in, to and under the O&M Agreement.

2. Assumption of O&M Agreement. Assignee hereby undertakes, accepts and assumes the assignment of the O&M Agreement and assumes all duties and obligations of the Assignor under the O&M Agreement and covenants to perform and discharge the same as the Assignee of the Assignor.

3. Consent and Release. The Owner hereby consents to the assignment and assumption of the O&M Agreement, as set forth in Sections 1 and 2, above, and hereby releases the Assignor from all its duties and obligations with respect to the O&M Agreement.

4. Covenants.

(a) Indemnification.

(1) Assignee shall hold Assignor harmless from, and hereby indemnifies Assignor against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Assignor as a result of acts, omissions or occurrences relating to the O&M Agreement which occur, accrue or arise after the Assignment Date.

(2) Assignor shall be responsible for, and hereby indemnifies and holds Assignee harmless from and against, any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Assignee as a result of acts, omissions or occurrences relating to the O&M Agreement which occur, accrue or arise prior to the Assignment Date, but only to the extent that Assignor is liable for same as provided in the O&M Agreement.

(b) Right to Proceed.

(1) Assignee shall retain the right to proceed for any and all claims related to any breaches, damages, losses, liabilities and expenses that may at any time be incurred by Assignee as a result of acts, omissions or occurrences relating to the O&M Agreement which occur, accrue or arise after the Assignment Date.

(2) Assignor shall retain the right to proceed for any and all claims related to any breaches, damages, losses, liabilities and expenses that may at any time be incurred by Assignor as a result of acts, omissions or occurrences relating to the O&M Agreement which occur, accrue or arise prior to the Assignment Date.

5. Amendment and Modification. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, will in any even be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which it is given.

6. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Texas.

7. Headings. The headings contained in this Agreement are for the purposes of reference only and shall not limit, define, extend or otherwise affect the meaning or scope of this Agreement or any provision hereof.

8. Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

9. Binding Effect. All provisions, covenants and agreements herein shall be binding upon and inure to the benefit of, and be enforceable by or against, the parties hereto and their respective successors and assigns.

10. Third-Party Beneficiary. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person has any right, benefit, priority or interest under or because of the existence of this Agreement.

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IN WITNESS WHEREOF, Assignor, Assignee and Owner have each caused this Agreement to by duly executed as of the date first written above.

ASSIGNOR: CHENIERE LNG O&M SERVICES, L.P.

By:	Cheniere Energy Shared Services, Inc., its General Partner

By:	/s/ Stanley C. Horton
Name: Title:	Stanley C. Horton Chief Executive Officer

In the presence of:	L.M. Wilson
Name of Witness:	L.M. Wilson
Address of Witness:	600 Travis, No. 4200 Houston, TX 77002

ASSIGNEE: CHENIERE ENERGY PARTNERS GP, LLC

By:	/s/ Don A. Turkleson
Name: Title:	Don A. Turkleson Senior Vice President and Chief Financial Officer

In the presence of:	L.M. Wilson
Name of Witness:	L.M. Wilson
Address of Witness:	600 Travis, No. 4200 Houston, TX 77002

OWNER: SABINE PASS LNG, L.P.

By:	Sabine Pass LNG - GP, Inc., its General Partner

By:	/s/ Stanley C. Horton
Name: Title:	Stanley C. Horton Chief Executive Officer

In the presence of:	L.M. Wilson
Name of Witness:	L.M. Wilson
Address of Witness:	600 Travis, No. 4200 Houston, TX 77002